UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Tripos, Inc.
(Name of Registrant as Specified In Its Charter)

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The following is the text of an internal memorandum distributed on March 2, 2007 by Tripos, Inc. to its employees regarding various matters related to the proposed sale of the company’s Discovery Informatics business to Vector Capital LLC and the proposed plan of liquidation and dissolution:

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Dear Tripos colleagues,

I  am making this communication to address some  questions about what is happening in our efforts to sell our discovery informatics and discovery research businesses.

First, by now, you should all be aware that in all public company communications we as management must give shareholders the full range of implications of any action or potential action that an event might have on their investments.  Even in good news, there can be a downside at times.  I know this is frustrating for you — it certainly is for me.  So here are some examples of good news that have included downside warnings:

We announced on Monday that LaSalle has extended our credit facility through March 21, 2007, which previously was due to expire on 28 February 2007.  That is very good news.  The shareholder vote for the Vector purchase of the Discovery Informatics assets is scheduled for 15 March 2007.  The extension date is beyond that date and gives us some time to get all the details of the transfer of asset completed before we are scheduled to pay back LaSalle.  I am delighted as you should be with this event.   Our release also noted the risk to Tripos, if stockholders did not approve the sale to vector, that Tripos would need to find alternative financing and the possible outcome of such an event.  Approval of the Vector sale would eliminate this risk.

We announced another piece of good news: Investor Shareholder Services (ISS) that advises large shareholders on voting for companies’ proxy matters, issued a recommendation yesterday that Tripos shareholders vote in favor of all the propositions on Tripos’ proxy ballot.  That is great — an independent recommendation in favor of a successful conclusion to this process.

We haven’t announced this news but I can share with you that we are monitoring the shareholder voting daily and the trends are very strong in favor of this transaction.

On the TDR front, we announced that we were no longer certain that Provid would be able to complete the transaction for TDR.  That is factual.  It has nothing to do with the vote for the Vector transaction — it is a matter for Tripos, Inc. to handle in connection with its plans to complete the liquidation.  We are continuing to pursue the Provid transaction but also are exploring other transactions at the same time.  I will certainly update you and the rest of the shareholders on this progress as developments occur.  At the same time, we continue to strongly recommend, and are independently affirmed by ISS, that shareholders vote in favor of the Vector transaction.

Finally, we have come to the conclusion of the employee selection process.  Of course I am very disappointed to see any of our employees leave Tripos.  However, I am very happy that, working with Vector, we have found as many positions as we have for our employees with the new Tripos and have found creative solutions that allow a number of employees who would have otherwise not found positions, to continue employment while the new company takes shape.  This will provide for the possibility for those individuals to find positions in the next few weeks or months with the new Tripos.

All in all, we are making great progress.  We will continue to keep you updated but want to assure you that we are on a path for an exciting future for you all.

Regards,

John McAlister

President

Chief Executive Officer

March 2, 2007

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Additional Information About the Transaction

On February. 14, 2007, Tripos, Inc., filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ALL DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE SPECIAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors can obtain these documents free of charge at the SEC’s Web site (www.sec.gov) or from Tripos, Inc., (www.tripos.com) or free of charge by directing a request to John Yingling, Senior Vice President and Chief Financial Officer, Tripos, Inc., 1699 South Hanley Rd., St. Louis, MO 63144. The directors and executive officers of Tripos, Inc., may be considered participants in the solicitation of proxies in favor of the transactions described in the proxy statement from the shareholders of Tripos, Inc. Information about the directors and executive officers of Tripos, Inc., is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 17, 2006. Additional information regarding the interests of such individuals is included in the proxy statement and the other relevant documents filed with the SEC relating to the special meeting.

Forward-Looking Statements

This Schedule 14A contains forward-looking statements concerning, among other things, Tripos, Inc.’s future prospects, including: (1) Tripos, Inc.’s ability to consummate the sale of its Discovery Research business to Provid Pharmaceuticals, Inc.; (2) Tripos, Inc.’s ability to sell its Discovery Informatics business and certain other assets; (3) the effect of Tripos, Inc.’s ability to sell its Discovery Research business on amounts distributable to stockholders in the company’s pending liquidation; and (4) potential continued employment of current Tripos, Inc. employees.  These statements are based upon numerous assumptions that Tripos, Inc. cannot control and involve risks and uncertainties that could cause actual results to differ.  These statements should be understood in light of the risk factors set forth in the company’s filings with the SEC, including, without limitations, those factors set forth in the proxy statement, the Form 10-K for the fiscal year ended December 31, 2005, and from time to time in the company’s periodic filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos, Inc. has no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.